EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each of the Reporting Persons (as such term is defined in the Schedule 13G referred to below) by Elda River Infrastructure WB LLC, a Delaware limited liability company, on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A shares representing limited liability company interests of WaterBridge Infrastructure LLC, a Delaware limited liability company, and that this agreement may be included as an exhibit to such joint filing.

Dated: November 14, 2025

ELDA RIVER INFRASTRUCTURE WB LLC

	By:	/s/ Eric Scheyer
	Name:	Eric Scheyer
	Title:	Managing Partner

ELDA RIVER CAPITAL MANAGEMENT, LLC

	By:	/s/ Eric Scheyer
	Name:	Eric Scheyer
	Title:	Managing Partner